ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement has been made and entered into as of this 11th day of April, 1997 by and between M.B.C., Incorporation, a Maryland Corporation ("Seller"), and News Communications Inc., A New York Corporation ("Buyer").

      WHEREAS, Seller is the owner and operator of the Station WYRE-AM, 810 KHz, licensed to Annapolis, Maryland ("Station"), pursuant to valid license issued by the Federal Communications Commission ("FCC"); and

            WHEREAS, Buyer desires to acquire the business of the Station as a going concern and all of the real and personal property, assets and rights used, useful or intended to be used, in the business and operations of the Station and to secure a transfer or an assignment of the license and other authorizations issued by the FCC for the operation of the Station ("FCC Licensee"), and Seller desires to sell, assign, transfer and convey the same to Buyer; and

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Asset Purchase Agreement, ("Agreement"), the parties, intending to be legally bound, agree as follows:

            1. Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

                  a. Assignment Application refers to an application which Seller and Buyer will jointly file with the FCC requesting its written consent to the assignment of the FCC Licenses from Seller to Buyer.

                        i. Assignment Application Fee: Refers to those fees required to be paid to the FCC for the filing and processing of the Assignment Application, and in this matter for which the Seller and Buyer shall each pay one-half.

                  b. Closing Date (or Closing) for the sale of business of the Station as a going concern and consummation of the other transactions contemplated in this Agreement shall be within ten (10) business days after FCC Consent, as defined hereafter. In the absence of the mutual agreement of Seller and Buyer to the contrary, the Closing shall take place commencing at 10:00 a.m., local time at 112 Main Street, Annapolis, MD, or


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at such other convenient time or place to be mutually agreed upon by Seller and
Buyer.

                  c. FCC. Refers to the Federal Communication Commission.

                  d. FCC Consent refers to an order of the FCC which is not subject to further administrative or judicial review, consenting to the assignment of the FCC Licenses issued for the operation of the Station from Seller to Buyer. By written mutual agreement, the parties may choose not to await the passage of any time for administrative or judicial appeal, and thereby may deem "FCC Consent" effective for purposes of this Agreement upon the initial FCC approval of such assignment.

            2. Assets Sold and Purchased. Seller, on the Closing Date, will sell, transfer, convey, assign and deliver to Buyer, good and marketable title, free and clear of any liens, encumbrances, restrictions or violations of any kind or type, all of the assets, business and rights of Seller, used or useful in the operation of the Station (collectively "Purchased Assets"). Without limiting the generality of the foregoing, there shall be included the following as the same relate to the Station and the business thereof:

                  a. The business of the Station as a going concern, including all rights, title and interest in and to the call letters WYRE-AM;

                  b. The FCC License and all other licenses, permits and authorizations, if any, issued by the FCC or any other regulatory agency for the operation of the Station, including those listed and described in Exhibit A attached hereto;

                  c. All of the broadcast, production, studio and transmitting equipment and systems (including all audio and tape equipment both electronic and mechanical), and all of the machinery, equipment, tools, vehicles, furniture and furnishings, and office equipment (and the inventories of supplies and spare parts relating to each of the foregoing) and described in Exhibit B, except those used solely by WRNR-FM, (collectively, the "General Equipment").

                  d. All right, title and interest of Seller in the leases, contracts, agreements and commitments (excluding any and all contracts or agreements, expressed or implied, regarding matters of employment) entered into in the ordinary course of business of the Station,


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and listed and described on Exhibit C hereto, and any renewals or extensions thereof, and those personal property leases and other contracts, agreements and commitments entered into by Seller in connection with the operations of the Station from the date hereto to the Closing Date (collectively the "Contracts"), subject to Buyer's approval. Notwithstanding anything written to the contrary, Buyer agrees and acknowledges that a tower is not included in the assets purchased. Further, the Seller is entering into a land lease with the city of Annapolis for the purpose of building a tower and the said lease is not included in the sale of the assets. However, Seller agrees to provide Buyer, at settlement with a lease for a minimum term of Twenty (20) years at Five Hundred Dollars ($500.00) per month, the first Ten (10) years and One Thousand Dollars ($1,000.00) per month the second Ten (10) years. Said lease will also contain a provision for the Leasee to have the right to cancel the lease at any time by paying a penality of one years rent as liquidated damages.

                  e. All right, title and interest of Seller in the trade names, trademarks, service marks, logos, copyrights and patents and all similar intellectual property rights (including applications and licenses therefor), together with the goodwill associated therewith (collectively, "Proprietary Rights");

                  f. All right, title and interest of Seller in all broadcast, news, feature and syndication rights, programs, program rights and other broadcast materials, as well as any tapes associated therewith which have not expired in accordance with their respective terms as of the Closing Date, and any and all similar rights acquired by the Station after the date hereof and before the Closing Date (collectively, "Broadcast Rights"): except Buyer agrees and acknowledges that the music library of the station is not included in the assets being sold.

                  g. All intangible assets, including the computer software, magnetic media, electronic data processing files, systems and programs, business lists, sales and operating plans and trade secrets, (collectively, "Intangible Assets").

                  h. The rights to any and all slogans, jingles, promotions, contests, themes and other promotional rights, including


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materials incorporating or using the same, (collectively, Promotional
Rights");

                  i. Files and records relating to the operation of the Stations, including schematics, technical information and engineering data, programming information, copies of books of account, employment records, customer lists and files, purchase and sales records and correspondence, copies of advertising records, files and literature, and FCC logs, files and records;

                  j. Any and all easements, rights-of-way, permits and consents, if any, relating to or used in the business and operation of the Station.

                  k. The rights to any and all utility deposits, other deposits and prepaid expenses made to third parties in connection with the operations of the Station; provided, however, as between Buyer and Seller, there shall be an adjustment pursuant to Paragraph 16.

            3. Possession and Control. Subject to the Program Services Agreement executed herewith between Seller and Buyer, between the date of this Agreement and the Closing Date, Buyer shall not control the operation of the Station, but such operations shall be the responsibility of Seller. Buyer shall, however, be entitled to reasonable inspection of the premises and assets. It is further understood and agreed that, effective on the Closing Date and thereafter, Seller shall have no control over, nor right to intervene or participate in, the operations of Stations, except in the event of default.

            4. PURCHASE PRICE AND METHOD OF PAYMENT. The total purchase price of the assets to be conveyed hereunder shall be the sum of Two Hundred and Sixty Eight Thousand Five Hundred Dollars ($268,500) to be paid as follows:

                  4.1 Deposit. Upon Execution hereof, Buyer shall deposit Twenty Five Thousand Dollars ($25,000) as initial deposit. Buyer shall be willing to have Seller use said deposit at its sole discretion. Richard H. Winn will personally guarantee the return of the deposit by M.B.C. Inc. in the event the FCC turns down the Assignment of the license to the Buyer, unless such denial is a result of actions, or omissions by the Buyer, his agents, or the result of the Buyer not meeting the qualifications required


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under Section 7.1 of this Agreement, or is not otherwise in default under this
Agreement.

                  4.2 Payment at Closing. On the closing Date, Buyer shall pay the total purchase price to Seller of Two Hundred and Sixty Eight Thousand Five Hundred Dollars ($268,500). Seller acknowledges receipt of Twenty Five Thousand Dollars ($25,000) of the purchase price from the non-refundable, deposit made at the execution of this Agreement. The balance of the purchase price of Two Hundred and Forty Three Thousand Five Hundred Dollars ($243,500) shall be paid by the Buyer to the Seller at the closing in cash by wire transfer of federal funds or by cashier's check.

            5. ACCOUNTS RECEIVABLE. On the Closing Date, Seller shall provide Buyer with a list of its accounts receivable which are to be retained by Seller.

                  5.1 Collecting Accounts Receivable. Seller shall be responsible for the billing and collecting of its accounts receivable. In the event any of Seller's payments on account of the accounts receivable are delivered to Buyer. Buyer shall immediately transmit said payment to the Seller c/o Richard Winn or Jake Einstein M.B.C., Inc., 112 Main Street, Annapolis, MD 21401 or such other location as Richard Winn shall, in writing, designate.

            6. SELLER'S REPRESENTATIONS FIND WARRANTIES. Seller represents and warrants that:

                  6.1 Licenses and Authorizations. Exhibit A contains a complete list of Commission authorizations which Seller holds with respect to the Station. The Station's License and the other authorizations listed in Exhibit A, or extensions or renewals thereof, are in full force and effect. Without limiting the generality of the foregoing, the Station's Licenses are valid for a full term ending October 1, 2002 and are subject to no restrictions or conditions; all ownership reports, employment reports, and other documents required to be filed by Seller with the Commission with respect to the Station have been filed and such items as are required to be placed in the Station's local public records file have been placed in such file. All such reports and documents are correct in


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all material respect. At Closing, Seller shall, deliver the Station Public file to Buyer.

                  6.2 Title to Personal Property. On the Closing Date, Seller will have good and marketable title to all of the personal property to be conveyed pursuant to this Agreement, free and clear of all liens, pledges and encumbrances whatsoever. The assets, together with all improvements, replacements and additions thereto from the date hereof to the Closing Date, constitute all of the tangible personal property used or useful in the operation of the Station or necessary to operate the Station in accordance with the Station's License.

                  6.3. Condition of Personal Property. The assets, except as specifically stated herein, are serviceable in good operating condition and repair, reasonable wear and tear excepted. The Station's transmitting and studio equipment are operating in accordance with the standards of good engineering practice and the terms and conditions of the Station's licenses, all underlying construction permits, and the rules, regulations, and policies of the Commission. All broadcast equipment is type-approved or type-accepted where such type-approval or type-acceptance is required. None of the assets to be conveyed have been materially adversely affected in any way as a result of fire, explosion, earthquake, accident, flood, rain, drought, riot, or public enemy. Within thirty (30) days of the date hereof, Seller shall permit an engineer or representative selected by Buyer and paid for by Buyer to inspect and approve the personal property to be conveyed hereunder.

                  6.4. Disposal of Assets. Between the date hereof and the Closing Date, Seller will not sell or agree to sell or otherwise dispose of the assets which are the subject of this Agreement other than in the ordinary course of business and only if such assets are replaced, prior to the Closing Date, by other assets of equal or greater worth and utility.

                  6.5. Contracts, Agreements, and Leases. The contracts, agreements, and leases to be assigned to Buyer under this Agreement and listed in Exhibit C are freely assignable, or, if consent of the other contracting party to the assignment is required, such consent will be secured at Sellers sole expense prior to the Closing Date. Those contracts, leases, and agreements whose stated duration extends beyond the Closing Date will, at Closing, be in full force and effect and unimpaired


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by any acts or omissions of Seller or its employees or agents. Said contracts, agreements, and leases will not be modified without Buyer's written consent.

                  6.6. Employees. There are no material controversies pending or threatened between the Seller and any of the Station's employees, except for those suits, actions or litigation listed in Exhibit D, and Seller is not aware of any facts which could reasonably result in any such controversy. Seller has no written pension profit sharing, stock option, bonus, termination day or other employees benefit plan, practice, agreement, or understanding. Seller will deliver to Buyer an accurate list of all persons currently employed by the Station as of the date of this Agreement. Buyer has no obligation to hire any of Seller's employees.

                  6.7. No Breach. The execution and performance of this Agreement will not violate any order, rule, judgment or decree to which Seller is subject or breach any contract, or agreement to which Seller is a party or by which Seller is bound.

                  6.8. Litigation. With the exception of the litigation described in Exhibit D, there is no litigation, action, suit, or other proceeding pending which may give rise to any claim against any of the assets to be conveyed or adversely affect Seller's ability to perform in accordance with the terms of this Agreement, and Seller is not aware of any facts which could reasonably result in any such proceeding.

                  6.9. Administrative Violations. Subject to the Program Services Agreement, If Seller receives an administrative or other order relating to any violation of the rules and regulations of the Commission, or of any other federal, state or local regulatory body, including rules regarding the employment of labor and equal employment opportunity, it will promptly notify Buyer of such order and use its best efforts to remove or correct such violations and will be responsible for the cost of removing same, including the payment of any fines or back pay that may be assessed for any such violation, and Seller shall indemnify and hold Buyer harmless with respect to any and all such violations occurring prior to the Closing Date. As of the date hereof, Seller is not aware of any such violations any pending investigations concerning such violations, or of any facts which could reasonably result in such violations. In the event Seller is


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required to cure any violations on the licenses, and as a result the FCC does not issue FCC consent in time to close by December 31, 1997, then said closing shall be postponed for a period of time on a one-for-one day ratio for each day needed to cure, but in no event beyond March 31, 1998. If Closing has not occurred by March 31, 1998 and Buyer is not in default under this Agreement or the Program Services Agreement, this Agreement shall become null and void and Buyer and Seller will have no further liability to each other.

                  6.10. Taxes. Seller has, or by the Closing Date will have paid and discharged all taxes, assessments, excises and other levies relative to the assets being sold which, if due and not paid, would interfere with Buyer's full enjoyment of the assets, facilities, licenses or other items conveyed hereunder, excepting such taxes, assessments, and other levies which will not be due until after the Closing Date and which are to be prorated between Seller and Buyer pursuant to the provisions of Paragraph 16.

                  6.11. Accounts Payable. At the Closing Date, all accounts payable of Seller will be paid.

                  6.12. Operations Prior to Closing. Between the date hereof and the Closing Date, the Station shall be operated in the normal and usual manner in accordance with rules, regulations, and policies of the Commission, and the Stations' business shall be conducted only in the ordinary course. No increase shall be made in the compensation payable or to become payable to any employee or agent of the Station other than in the ordinary course of business consistent with Seller's past practice. No employment contract shall be entered into or modified by Seller or on behalf of the Station unless agreed to by Buyer. No other contract or lease shall be entered into by Seller on behalf of the Station in excess of Five Thousand Dollars ($5,000) without consent of Buyer except the land lease with the city of Annapolis for the purpose of building a tower and the sale of said leasehold to a third party which are excluded from this contract and for which no consent is necessary.


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                  6.13. Adverse Developments. Seller shall promptly notify Buyer of any materially adverse developments with respect to the business or operations of the Stations.

                  6.14. Access. Seller will give Buyer and representatives of Buyer reasonable access during normal business hours throughout the period prior to the Closing Date to the properties, titles, contracts, books, records and affairs of Seller. After the closing, Buyer and Seller shall each have reasonable access to such records of Seller and Buyer for purposes of completing its bookkeeping and other accounting procedures, and any other purpose for which such access is reasonably necessary and proper.

                  6.15. Organization Existence and Power. Seller is a Maryland Corporation, duly organized, validly existing, and in good standing under the laws of the State of Maryland and it has full power under its bylaws and all applicable laws to carry on its business as now being conducted and to enter into and to perform this Agreement.

                  6.16. Corporation Authorization. The execution and delivery of this Agreement has been duly authorized by a majority of the Board of Directors and the holders of over 2/3 majority vote of the outstanding shares of stock as evidenced by M.B.C. Incorporated's Corporate Authority Resolution. This Agreement will be duly executed and delivered to Buyer and constitutes a legal, valid and binding agreement and is enforceable in accordance with its terms.

                  6.17. Environmental Matters. To the best of Seller's knowledge after due inquiry, Seller has not violated and is not in violation of, and the business and operations of the Station do not violate, any applicable federal, state or local law, rule, regulation, decree or order relating to air, water or noise pollution, employee health and safety, or the production, storage, labeling, transportation or disposition of waste or hazardous or toxic substances (collectively, "Environmental Laws') and Seller has not and to the best of Seller's knowledge no other person has stored, disposed of or released any chemical or hazardous substances, including any "Hazardous Substances", "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended), asbestos, petroleum products or polychlorinated biphenyls


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(collectively, the "Hazardous Materials") on, beneath or about any of the owned properties of Seller and Seller knows of no condition relating to or resulting to or resulting from the release or discharge into the soil, surface waters, ground waters, drinking water supplies, navigable waters, land, surface or subsurface strata, ambient air or any other environmental medium which has resulted in any damage, loss, cost, expense, claim, demand, order of liability to or against Seller or Buyer by any governmental authority or other third party relating to or resulting from the ownership, use or operation of the Stations or the Station Assets, or otherwise related to any real property owned by Seller, irrespective of the cause of such condition and Seller has not received any notice from any governmental authority or private or public entity advising Seller that it is potentially responsible for response costs with respect to a release or threatened release of any Hazardous Material; nor has Seller received any notice of violation of any Environmental Law, regulation, decree or order relating to the ownership, use of operation of the Stations or the Stations' Assets.

            6.18 The representations and warranties of Seller in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date.

            7. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that:

                  7.1. Licensee Qualifications. Buyer believes there is no fact which would, under present law, including the Communications Act of 1934, as amended, and the present rules and regulations of the Commission, disqualify Buyer from being the assignee of the Stations' Licenses or the owner and operator of the Stations, and Buyer will not take any action that Buyer knows, or has reason to know, would result in such disqualification. Buyer possesses all of the request qualifications to become a licensee of the Station and knows of no reason why the FCC should not find the Buyer fully qualified to hold the license of the Station and Buyer has the financial resources, assurances and capabilities to consummate and fully perform this agreement in accordance with its terms. Should Buyer become aware of any such fact it will so inform Seller and will use its best efforts to remove any such disqualification.


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                  7.2. Corporation Existence and Power. On the Closing Date,
Buyer shall be a Corporation, duly organized, validly existing, and in good standing under the laws of the State of Maryland and it shall have full power under its corporate charter, bylaws, and all applicable laws to carry on its business and to enter into and to perform the terms and covenants of this Agreement.

                  7.3 No Breach. The execution and performance of this Agreement will not violate any order, rule, judgment or decree to which Buyer is subject or breach any contract or agreement to which Buyer is a party or by which Buyer is bound.

                  7.4. Litigation. There is no action, suit, investigation or other proceeding pending or threatened which may adversely affect Buyer's ability to perform in accordance with the terms of this Agreement, and Buyer is not aware of any facts which could reasonably result in any such proceeding.

                  7.5 Disclosure. No representation or warranty made by Buyer set forth herein or in any exhibit hereto or schedule referred to herein, or in any certified or other document delivered or to be delivered in connection with the transaction contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statement not misleading.

                  7.6 The representations and warranties of Buyer in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date.

            8. SELLER'S INDEMNIFICATION. Seller undertakes and agrees to hold harmless Buyer and its successors and assigns against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorney's fees, incurred or assumed by Buyer arising from breach, misrepresentation, or other violation by Seller of any of the covenants, warranties or representations contained in this Agreement and for and against any liabilities of Seller or liens, charges, or encumbrances of any property to be conveyed hereunder. Seller further undertakes and agrees to indemnify and bold harmless Buyer and its successors and assigns against any and all liabilities of Seller arising out of its operations of Station prior to closing, and/or under the


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contracts, leases, and agreements assigned to Buyer hereunder. The foregoing indemnity is intended by the Seller to cover all acts, suits, proceedings, claims, demands, assessments, and adjustments with respect to any and all of the specific matters in this indemnity set forth and shall be without limitation as to amount. In the event that any claim is asserted against Buyer, that, if established, would entitle Buyer to indemnification hereunder, the Buyer shall promptly give Seller written notice of such claim. Within twenty (20) days thereafter, Seller shall inform Buyer in writing whether Seller will defend such claim. Should Seller elect not to defend, Buyer may defend such claim. In either event, Seller shall be liable for the costs of such defense. This provisions of this Section 8 shall survive Closing for a period of six months. Buyer shall not be entitled to indemnification hereunder, except to extend that the aggregate amount of such claims exceeds Twenty Thousand Dollars ($20,000).

            9. BUYER'S INDEMNIFICATION. Buyer undertakes and agrees to hold harmless Seller against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorney's fees, incurred or assumed by Seller arising from breach, misrepresentation, or other violation by Buyer of any of the covenants, warranties and representations contained in this Agreement and for and against any liabilities of Buyer. Buyer further undertakes and agrees to indemnify and hold Seller harmless against any and all liabilities arising as to its acts or omissions occurring after closing and in connection with the operation of the Station under the contracts, leases, and agreements assumed by Buyer hereunder. The foregoing indemnity is intended by the Buyer to cover all acts, suits, proceedings, claims, demands, assessments, and adjustments with respect to any and all of the specific matters in this Indemnity set forth and shall be without limitation as to the amount. In the event that an claim is asserted against Seller, that, if established, would entitle Seller to indemnification hereunder, the Seller shall promptly give the Buyer written notice of such claim. Within twenty (20) days thereafter, Buyer shall inform Seller in writing whether Buyer will defend such claim. Should Buyer elect not to defend, Seller may defend such claim. In either event, Buyer shall be liable for the costs of such defense. This


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provisions of this Section 9 shall survive Closing for a period of six months,
Seller shall not be entitled to indemnification hereunder, except to extend that the aggregate amount of such claims exceeds Twenty Thousand Dollars ($20,000).

            10. APPLICATION FOR COMMISSION CONSENT. Within ten (10) business days from the date of this Agreement, Seller and Buyer shall have joined in an application or amendment of application to be filed with the Commission requesting its written consent to the assignment of the Station's License from Seller to Buyer, and they will diligently take all steps necessary or desirable and proper expeditiously to prosecute such application or applications and to obtain the Commission's determination that grant of the application or applications will serve the public interest, convenience and necessity. The failure of either party to timely file or diligently prosecute its portion of the assignment application (s) as required by this Paragraph shall be deemed a material breach of this Agreement.

            11. CONTROL OF STATION. This Agreement shall not be consummated until after the Commission has given its written consent thereto, and between the date of this Agreement and the Closing Date, Buyer shall not directly or indirectly control, supervise, direct, the operation of the Station. Such operation shall be the sole responsibility of Seller. Subject, however, to the provisions of the Program Services Agreement executed simultaneously herewith between Seller and Buyer.

            12. TERMINATION.

                  12.1. Absence of Commission Consent. If a Final Order granting the application (s) described in Paragraph 10 is not secured before March 31, 1998, this Agreement may be terminated at the option of either party upon ten
(10) days written notice to other party, provided, however, that the terminating party may not terminate this Agreement if it is in default under this Agreement or if a delay in any decision or determination by the Commission respecting said application (s) has been caused or materially contributed to by any failure on the terminating party to promptly furnish, file or make available information within its control or caused by the willful furnishing by the terminating party of incorrect, inaccurate or incomplete information to the Commission, or caused by any action taken by the terminating party for the purpose of delaying any


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decision or determination respecting said application(s) and such actions shall be deemed a default under this Agreement. For purposes of this Agreement, "Final Order" means a written action or order issued by the FCC setting forth the FCC Consent which is not reserved, stayed, enjoined, set aside, annulled, or suspended and with respect to which action or order no timely-filed request for administrative or judicial review or stay is pending, and as to which the time for filing any such request, or for the FCC to set aside the action or order on its own motion, has expired.

                  13. CONDITIONS TO BUYER'S OBLIGATION. The obligation of Buyer to Consummate this Agreement is subject to the satisfaction of each of the following conditions, any of which the Buyer has the option to waive.

                  13.1. Commission Consent. The Commission shall have given its consent to the transaction contemplate hereby, such consent shall have become a Final Order, and such consent shall be in full force and effect on the Closing Date.

                  13.2. Validity of Licenses. On the Closing Date, Seller shall be the owner and holder of the Station's License to the extent that such license can be owned or held by Seller under the Communications Act of 1934, as amended, and the Stations' License shall be valid for a full license term ending October 1, 2002 and shall not be subject to any restrictions or conditions.

                  13.3. Condition of Stations. There shall have been no material change subsequent to the date of this Agreement in the condition of the assets to be conveyed hereunder except for changes in the ordinary course of the radio business or normal wear and tear, subject however, to the Program Services Agreement simultaneously entered into by Buyer and Seller.

                  13.4. Third Party Consents. Seller shall have obtained all necessary third party consents to the assignment of all the contracts, leases, and agreements listed in Exhibit B if necessary, such that Buyer will enjoy all of the rights and privileges of Seller under those contracts, leases, and agreements subject only to the same obligations and binding on Seller thereunder pursuant to the present terms thereof. Buyer agrees to assist Seller in obtaining third party consents to the extent reasonably deemed necessary by Seller.


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                  13.5. Representations and Warranties. The representations and warranties of Seller to Buyer shall be true, complete, and correct in all material respects as of the Closing Date.

                  13.6. Delivery of Assets. At the closing, Seller shall deliver or cause to be delivered to Buyer all the assets described in Paragraph 1.

                  14. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to consummate this Agreement is subject to the satisfaction of each of the following conditions:

                  14.1. Commission Consent. the Commission shall have given its consent to the Assignment contemplated hereby, such consent shall have become a Final Order, and such consent shall be in full force and effect on the Closing Date.

                  14.2. Representations and Warranties. The representations and warranties of Buyer to Seller shall be true, complete, and correct in all material respects as of the Closing Date.

                  14.3. Payments. Buyer shall deliver the purchase price as provided in Paragraph 4.

                  14.4. Closing Documents. Buyer and Seller shall deliver all the closing documents specified in Paragraph 15 and all other required documents, all of which documents shall be duly executed.

            15. CLOSING DOCUMENTS. On the Closing Date at the closing place,

                  (a)   Seller shall deliver to Buyer:.

                        (i) An assignment transferring all of the interests of Seller in and to the Station's License, and all other licenses, permits and authorizations issued by any other regulatory agencies which are issued or useful in the operation of the Stations;

                        (ii) A bill of sale conveying to Buyer all of the fixed and tangible


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                              personal assets to be acquired by Buyer in a form
                              usual and customary in the State of Maryland and reasonably satisfactory to Buyer's counsel;

                        (iii) One or more assignments assigning to Buyer all of
                              the leases, contracts, and other agreements to be assigned to Buyer hereunder;

                        (iv)  An assignment of Seller's accounts;

                        (v)   An Assignment conveying the
                              intangible assets to be assigned to
                              Buyer hereunder;

                        (vi)  All other closing documents
                              reasonably requested.

                        (vii) Station's Public File

                  (b)   Buyer shall deliver to Seller:

                        (i)   The purchase price as set forth in
                              Paragraph 4;

                        (ii) One or more agreements, reasonably satisfactory to Seller's counsel, by which Buyer assumes and agrees to perform all of the obligations of Seller accruing on and after the Closing Date under the contracts, leases and other agreements to be assigned to Buyer hereunder.

      The parties shall also execute such other documents and perform such other acts, before and after closing, as may be necessary for the implementation and consummation of this Agreement.


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            16. ADJUSTMENT AT SETTLEMENT.

                  16.1 ADJUSTMENTS. Subject to the provisions of the Program Services Agreement between Buyer and Seller, the operation of the Station and the income and expenses attributable thereto up to the close of business on the day before the Closing Date shall be for the account of Seller and thereafter for the account of Buyer. Expenses including, but not limited to, such items as power and utilities charges, time sales agreements, taxes, insurance premiums, frequency discounts, fees, (if any), and wages, sales commissions, payroll taxes and vacation pay and other fringe benefits of employees of Seller who enter into the employment of Buyer shall be prorated between Seller and Buyer, and all other income and expenses attributable to the ownership and operation of the Station. This proration shall be made and paid, on the Closing Date, as adjustments to the Purchase Price. Prepaid and unused portions of Trade Agreements shall be adjusted as of the Closing Date. Security deposits and other prepaid items shall be accounted for and adjusted as of the closing date.

                        16.2 Governmental filing or Grant Fees. All filing or grant fees imposed by the FCC shall be split equally between Seller and Buyer. In the event the parties choose to use the same attorney to file the FCC application then the legal fees should be divided equally between them.

            17. CONDITIONS. If any event should occur, either within or without the knowledge or control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto or consummation of the transactions contemplated by this Agreement, the parties hereto will use their reasonable best offers to cure same as expeditiously as possible.

            18. COOPERATION. The parties hereto shall cooperate fully with each other in preparing filing, prosecuting, and taking any other actions necessary with respect to, any applications, requests, or actions which are or may be necessary to obtain the consent of any governmental instrumentality, or any third party to, or are or may be necessary or helpful in order to accomplish the transactions contemplated by this Agreement.

            19. REMEDIES.


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

                  19.1 Seller's Remedies. Buyer recognizes that Seller's property to be sold hereunder cannot be readily obtained on the open market and that Seller will be irreparably injured if this Agreement is not specifically enforced. Therefore, in the event that Buyer does not perform or settle under this Agreement Seller may institute any action specifically to enforce Buyer's performance under this Agreement, provided that Seller is not in material default of this Agreement. The parties agree that this remedy shall be in addition to any other relief to which the Seller might otherwise be entitled for Buyer's failure to consummate this Agreement.

                  19.2 Buyer's Remedies. Seller agrees that the assets and authorizations contracted to be conveyed hereunder cannot be readily obtained on the open Market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, in the event that Seller does not perform or settle under this Agreement, Buyer may institute any action specifically to enforce Seller's performance under this Agreement, provided that Buyer is not in material default of this Agreement. The remedy described in this Paragraph shall be in addition to any other remedies that Buyer might otherwise be entitled to pursue.

            20. DAMAGE. Subject to the provisions of the Program Services Agreement, the risk of natural loss or damage to the fixed and tangible assets to be sold to Buyer hereunder shall be upon Seller at times prior to closing, reasonable wear and tear expected. In the event of such loss or damage, Seller shall promptly notify Buyer thereof and repair, replace or restore any such property to its former condition as soon as possible after its loss and prior to the Closing Date. Sellers will use proceeds of its insurance policies to acquire assets of equal age and value, in the event of loss or damage.

            21. EXPENSES. Except as otherwise provided herein, all expenses involved in the preparation and consummation of this Agreement shall be borne by the party incurring same. Any Commission filing or grant fees for the application (s) required by this Agreement shall be shared equally by Seller and Buyer. Seller and Buyers shall share the recording costs for bills of sale and other instruments of transfer and all stamp taxes. Buyer shall pay for the sales taxes.


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

            22. ASSIGNABILITY. Buyer may freely assign its rights and obligations hereunder to a corporation, limited partnership, or other business association owned by the Buyer or its shareholders provided, however, that such assignment shall neither necessitate any postponement of the date for filing the assignment application described in Paragraph 10 nor unreasonably delay Commission processing of that application nor relieve Buyer of its obligations under this Agreement. Neither Buyer nor Seller may make any other assignment of its rights and obligations hereunder without the prior written consent of the other.

            23. BROKERAGE. Seller and Buyer represent and warrant to each other that there are no finders, consultants or brokers involved in this transaction.

            24. NOTICES. All necessary notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be sent by certified or registered mail, postage prepaid or nationally recognized recognized courier service, addressed as follows;

                  (a)    If to Seller:     Jake Einstein
                                           8412 Bells Mill Road
                                           Potomac, MD 20854
                         with copy to:     Richard Winn
                                           1451 Prizer Road
                                           Pottstown, PA 19465
                         with copy to:     Jim Fox
                                           13 Cliffdweller court
                                           Owens Mills, MD 21117

                  (b)    If to Buyer:      Wilbur L. Ross, Jr.
                                           News Communications, Inc.
                                           174-15 Horace Harding Expressway
                                           Fresh Meadows, NY 11365
                         with copy to:     Edward Miller
                                           75 Barton Drive
                                           Ann Arbor, Michigan 48105

            25. ENTIRE AGREEMENT. This Agreement supersedes any prior agreements between the parties and contains all of the terms agreed upon with respect to the subject matter hereof. This agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such charge is sought.

            26. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature of each such counterpart were on the same instrument.

            27. HEADINGS. The headings of the paragraphs of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provision of the Agreement.

            28. EXHIBITS. The Exhibits to this Agreement are a material part hereof.

            29. CHOICE OF LAWS. This Agreement is to be construed and governed by the laws of the State of Maryland.

            30. TIME IS OF THE ESSENCE. The parties agree that time is of the essence with respect to the performance of each and every obligation as set forth herein.

            31. Severability. If any provision contained in this Agreement is held to be invalid, illegal or unenforceable in any respect by any court or other authority, then such provision shall be deemed limited to the extent that such court or other authority deems it reasonable and enforceable, and so limited shall remain in full force and effect. In the event that such court or other authority shall deem any such provision wholly unenforceable, this shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had not been contained herein unless the invalidity or unenforceability of such provision or provisions causes the terms of this Agreement to conflict with the underlying business agreement of the parties as reflected in the Agreement as written.

MBC INCORPORATED                    NEWS COMMUNICATIONS, INC.


By: /s/ [ILLEGIBLE]                 By: /s/ Wilbur L. Ross Jr.
    ----------------------              -----------------------------
                                        Wilbur L Ross, Jr.


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

                                    EXHIBIT A
                           LICENSES AND AUTHORIZATIONS

AM Broadcast Station License

Station WYRE-AM 810 KHz

      BPLST-910215MD, expires October 1, 2002 - STL for AM call sign WME-839

      BZ-910815AA, expires October 1, 2002 - WYRE-AM


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